EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TAG ENTERTAINMENT CORP. ANNOUNCED TODAY THE CLOSING OF A BRIDGE FINANCING

Santa Monica, CA, January 11, 2007 – TAG Entertainment Corp. (OTCBB:TAGE), a full service entertainment company specializing in the production and distribution of family oriented motion pictures based in Santa Monica, CA announced today that it has closed on a $250,000 bridge financing with the assistance of Granite Financial Group, Inc. The proceeds of the financing will be used for film production and working capital.

Mr. Steve Austin, Chairman & CEO said: ‘‘We are very pleased to have closed this transaction through the involvement of Dan Schreiber and Granite Financial Group, Inc. His company’s involvement was instrumental to facilitating this financing which will enable TAG to continue with the execution of its business model.’’ Mr. Daniel Schreiber, CEO, Granite Financial Group, Inc., added, ‘‘We believe that TAG Entertainment Corp. is a viable vehicle for the ongoing supply of compelling family entertainment for worldwide viewing audiences. We intend to increase our involvement with the company in order to assist in the systematic growth of the core business.’’

About TAG Entertainment Corp.

TAG Entertainment Corp. is a publicly traded, fully integrated family film company based in Santa Monica, California. TAG’s principle business is the development and production of high-quality family-oriented feature films for worldwide distribution in the theatrical motion picture markets. In addition, the company develops and produces television programming, including movies-for-television for the major networks, basic cable, pay cable, first-run syndication and international markets. Established in 1999, TAG has produced 15 feature films and has acquired certain rights to additional motion pictures.

NOTE: The statements contained in this press release that are not historical facts are forward-looking statements under federal securities laws that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially include, but are not limited to, TAG’s ability to develop and produce additional feature-length films; the continued contributions of partners in the promotion of future film projects; TAG’s ability to effectively implement its business strategy; and TAG’s ability to raise additional capital to fund planned movie projects.

CONTACT:

TAG Entertainment Corp.
Steve Austin
Chief Executive Officer
310-260-3350